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EXHIBIT 10.16

                              EMPLOYMENT AGREEMENT
                              --------------------

         THIS EMPLOYMENT AGREEMENT (this "Agreement") is effective as of June 1, 2001 ("Effective Date"), by and between TANGIBLE ASSET GALLERIES, INC., a Nevada corporation (the "Company"), and Silvano DiGenova, an individual ("Executive").

                                    RECITALS
                                    --------

         A. Subject to the terms and provisions of this Agreement, the Company has offered to Executive the position of Chief Executive Officer of the Company, and Executive accepts such offer.

         B. The Company and Executive desire to enter into a formal arrangement as set forth herein.

                                   AGREEMENT
                                   ---------

         NOW, THEREFORE, in accordance with the recitals set forth above and AS CONSIDERATION for the representations, warranties, covenants and agreements set forth in this Agreement, as well as for other good and valuable consideration the receipt and sufficiency of which hereby are acknowledged, the Company and Executive hereby agree as follows:

         1. RECITALS AN INTEGRAL PART OF AGREEMENT. The recitals set forth above are and for all purposes shall be interpreted as being an integral part of this Agreement, constituting acknowledgments and agreements by and among the parties hereto, and are incorporated in this Agreement by this reference.

         2. EMPLOYMENT. Subject to the terms and conditions set forth in this Agreement, the Company hereby employs Executive, and Executive hereby accepts employment with the Company, as the Company's Chief Executive Officer ("CEO").

         3. TERM. The term of Executive's employment under this Agreement shall commence as of the Effective Date and shall continue until December 31, 2004 (the "Term"), unless earlier terminated as herein provided or by operation of law. This Agreement may be terminated earlier as hereinafter provided.

         4. DUTIES AND SERVICES. Executive shall perform such duties and functions as Executive is reasonably instructed to perform from time to time by the Board of Directors of the Company (the "Board of Directors") that are reasonably within the scope of the job descriptions of CEO. In the performance of Executive's duties, Executive shall work full-time and shall comply with the policies of the Company and be subject to the direction of the Board of Directors.

         At all times during the Term, Executive shall perform Executive's duties and obligations under this Agreement faithfully and diligently, shall devote all of Executive's business time, attention, abilities and efforts exclusively to the business of the Company and shall not accept other employment or engage in any other outside business activity that interferes with the performance of Executive's duties and responsibilities under this Agreement or involves actual or prospective

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competition with the business of the Company. Executive shall perform industriously Executive's duties under the supervision of and report to the Board of Directors and shall accept and comply with all directions from and all policies from time to time established by the Board of Directors.

         Executive shall not directly or indirectly render any service of a business, commercial or professional nature to any other person, entity or organization, for compensation, without the prior consent of the Board of
Directors: PROVIDED, HOWEVER, that the foregoing shall not preclude Executive from (a) serving on boards of trade associations and/or charitable organizations (subject to reasonable approval by the Board of Directors); (b) engaging in charitable activities and community affairs, provided that such directorships and activities do not interfere with the proper performance of Executive's duties and responsibilities under this Agreement; and (c) engaging in business related activity of a personal nature in managing the tangible and financial assets of the Executive, including the buying and selling of such assets, provided that such activity is not competitive with the activities of the Company as now constituted, it being understood that any activity wholesale in nature or the buying and selling of such assets through dealers or brokers or auctioneers is deemed not to be competitive with the activities of the Company.

         If the Executive is not already serving as a member of the Company's Board of Directors, the Company shall nominate Executive to be elected to the Company's Board of Directors and the Executive agrees to serve on the Company's Board of Directors as the Chairman. Executive shall serve in such capacity without additional compensation, except that Executive may receive such directors' fees or similar compensation as the Board of Directors may, in its sole and absolute discretion, establish from time to time. At the request of the Board of Directors or the board of directors of one or more subsidiaries of the Company (individually, a "Subsidiary," and, collectively, "Subsidiaries") or of any affiliate of the Company (individually, an "Affiliate," and, collectively, "Affiliates"), Executive shall serve during the Term as a director of any such Subsidiary or Affiliate without additional compensation, except that Executive may receive such directors' fees or similar compensation as the board of directors of the Subsidiaries or Affiliates may, in their sole and absolute discretion, establish from time to time; and, in the performance of such duties, Executive shall comply with the policies of the board of directors of each such Subsidiary and Affiliate. Unless the context otherwise requires, for the purposes of this Agreement, the term "Company" shall be deemed to include the Company's Subsidiaries, if any, and the Company's Affiliates, if any.

         5. BASE SALARY. As compensation for the services rendered by Executive under this Agreement, including all services rendered by Executive as an officer or director of the Company (as applicable), the Company agrees to pay to Executive, and Executive agrees to accept, a base salary at the annual rate of Three Hundred Twenty Five Thousand Dollars ($325,000.00) (the "Base Salary"), payable on the Company's regular payroll dates for salaried executives, and subject to such withholdings and deductions as are required by law. The annual rate for the Base Salary shall be adjusted every January 1st during the Term, by a percentage equal to 110% of the percentage increase in the Consumer Price Index of the Bureau of Labor Statistics of the U.S. Department of Labor for Urban Wage Earners and Clerical Workers, Los Angeles-Anaheim-Riverside, California ("CPI").

         6. ADDITIONAL COMPENSATION

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         (a) NONQUALIFIED STOCK OPTIONS. In addition to the Base Salary, within thirty (30) days of the date on which the Company and Executive execute and deliver this Agreement (the "Execution and Delivery Date"), the Company shall, pursuant to Tangible Asset Galleries, Inc. 2000 Omnibus Stock Option Plan ("Plan"), grant to Executive nonqualified stock options ("Stock Options") to purchase Five Hundred Thousand (500,000) shares of the Company's common stock ("Common Stock"), with an exercise price equal to the closing sales price of Common Stock on the Execution and Delivery Date. The Stock Options shall vest in thirty-six (36) equal monthly installments after the Execution and Delivery Date, provided that Executive is employed by the Company on each such vesting date. All Stock Options shall be exercisable for a period of five (5) years from the date on which the Stock Options become exercisable, subject to earlier termination or expiration as provided in this Agreement or any related stock option agreement. All Stock Options shall be subject to all of the terms, provisions and conditions of the Plan; PROVIDED, HOWEVER, the terms and provisions of this Agreement shall supercede and control any inconsistency or contradiction between the Plan and this Agreement. With respect to any Common Stock issued or issuable to Executive upon exercise of Stock Options, Executive shall execute all "market standoff" or "lock-up" agreements required by the Company's underwriters to be executed by the Company's directors and officers generally.

         (b) BONUS.

                  (i) PROFIT BONUS. Subject to the terms and conditions hereof, Executive shall be entitled to an annual bonus ("Profit Bonus") based on a certain percentage of the then Base Salary when Consolidated Annual Pre-Tax Income (as defined below) equals amounts as follows:

    ----------------------------------------------------------------------------
    Consolidated Annual Pre-Tax Income                Percentage of Base Salary
    ----------------------------------------------------------------------------
    Up to $250,000                                    5.0%
    ----------------------------------------------------------------------------
    $250,001 to $500,000                              7.5%
    ----------------------------------------------------------------------------
    $500,001 to $1,000,000                            10.0%
    ----------------------------------------------------------------------------
    $1,000,001 to $1,500,000                          15.0%
    ----------------------------------------------------------------------------
    $1,500,001 to $2,000,000                          20.0%
    ----------------------------------------------------------------------------
    $2,000,001 to $3,000.000                          30.0%
    ----------------------------------------------------------------------------
    $3,000,001 to $4,000,000                          40.0%
    ----------------------------------------------------------------------------
    $4,000,001 and up                                 50.0%
    ----------------------------------------------------------------------------

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The Profit Bonus shall be earned on December 31 of each fiscal year during the
Term. The Profit Bonus shall be payable within one hundred twenty (120) days after the end of each fiscal year for which the Profit Bonus is earned. Executive shall be entitled to receive the Profit Bonus only if Executive is employed at such time as the Profit Bonus is earned; PROVIDED, HOWEVER, that if the Executive is employed with the Company for less than twelve (12) months during such fiscal year, the Executive shall be entitled to a prorated portion of the Profit Bonus that would be payable if the Executive were employed for the entire fiscal year.

         For the purposes of this Agreement, "Consolidated Annual Pre-Tax Income" means the Company's consolidated annual income from operations before provision for (benefit from) any taxes and excluding all extraordinary earnings and losses, as such term defined under GAAP. The Company shall determine the Consolidated Annual Pre-Tax Income based on the Company's annual audited consolidated financial statement as audited by a nationally-recognized accounting firm and determined within one hundred twenty (120) days after the end of the fiscal year.

                  (ii) ONE-TIME MARKET ACHIEVEMENT BONUS. Subject to the terms and conditions hereto, Executive shall be entitled to a one-time bonus ("Market Achievement Bonus") equal to twenty-five percent (25%) of the then Base Salary, all payable in Common Stock of the Company (valued as of the date of payment), at such time as the Company's market capitalization first exceeds Fifty Million Dollars ($50,000,000); PROVIDED, HOWEVER, that the Company maintains such capitalization for thirty (30) consecutive calendar days and that during such period and any 90-day period encompassing such 30-day period, the average daily volume of the Common Stock traded on a national exchange or NASDAQ divided by the average total outstanding shares of the Common Stock exceeds 0.3%. The Market Achievement Bonus shall be payable within sixty (60) days after the satisfaction of the requirements under this subsection. Upon receipt of the Market Achievement Bonus, Executive shall receive an additional cash bonus in an amount equal to the tax liabilities assessed for such grant of the Common Stock.

                  (ii) MARKET CAPITALIZATION BONUS. Subject to the terms and conditions hereto, Executive shall be entitled to an annual bonus ("Market Capitalization Bonus"), all payable in the Common Stock (valued as of the date of payment), equal to five percent (5%) of the Base Salary for each and any fiscal year in which the average of the Company's market capitalization is twenty percent (20%) above that of the preceding fiscal year ("Base Year"); PROVIDED, HOWEVER, that the Company's average market capitalization for that Base Year exceeds Thirty Million Dollars ($30,000,000). Upon receipt of the Market Capitalization Bonus, Executive shall receive an additional cash bonus in an amount equal to the tax liabilities assessed for such grant of the Common Stock. The Market Capitalization Bonus shall be earned at the end of each fiscal year during the Term hereof and payable within ninety (90) days after the end of the fiscal year for which the Market Capitalization Bonus is earned. Executive shall be entitled to receive the Market Capitalization Bonus only if Executive is employed at such time as the Market Capitalization Bonus is earned; PROVIDED HOWEVER, that if the Executive is employed with the Company for less than twelve
(12) months during such fiscal year, the Executive shall be entitled to a prorated portion of the Profit Bonus that would be payable if the Executive were employed for the entire fiscal year.

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         (c) AUTOMOBILE ALLOWANCE. During the Term, the Company shall provide a monthly automobile expense allowance up to One Thousand Five Hundred Dollars ($1,500) ("Automobile Allowance") for lease payment for an automobile leased by the Company for Executive's business use, and any other related automobile expenses; PROVIDED, HOWEVER, if the monthly automobile expenses exceeds the Automobile Allowance, then Executive shall promptly reimburse the Company the full amount of such excess in accordance with Company policy. The Company shall retain any and all right to purchase the leased automobile upon termination of and pursuant to the automobile lease.

         7. OTHER BENEFITS. During the Term, Executive shall generally be eligible to participate in other benefits (if any) provided by the Company to its senior management personnel or its employees generally. Such benefits may include benefits provided under any profit sharing plan, 401(k) plan, stock option plan, stock purchase plan, pension plan, short and long-term disability insurance plan, hospital insurance plan, major medical insurance plan, dental insurance plan, retirement plan and group life insurance plan in accordance with the terms of such plans, as such plans may be in effect from time to time. The Company shall pay all health care continuation fees in connection with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, incurred by Executive until Executive becomes eligible for full health care benefits as provided in this Section 7. The Company reserves the right, in its sole and absolute discretion, to amend, modify or discontinue any of such benefits for all employees generally, in accordance with applicable law.

         8. VACATION. Unless for any given calendar year during the Term a longer period of vacation for Executive is approved by the Board of Directors, Executive shall accrue four (4) weeks of paid vacation each calendar year during the Term in accordance with and subject to Company policy.

         9. INDEMNIFICATION INSURANCE; INDEMNIFICATION. During the Term, for the period in which Executive is a director and/or officer of the Company, the Company shall provide Executive with director's and officer's liability insurance to the extent that such insurance is provided to other directors and officers of the Company and is available at commercially reasonable premiums. Such insurance shall be in such form, and shall provide for such coverage and deductibles, as shall be commercially reasonable and standard for companies in businesses and circumstances similar to those of the Company.

         10. REIMBURSEMENT OF EXPENSES. During the Term, the Company shall, upon presentation of appropriate vouchers or receipts in accordance with the Company's customary policies and practices, reimburse Executive for reasonable and necessary out-of-pocket expenses paid for by Executive on behalf of the Company in connection with the performance of Executive's duties under this Agreement.

         11. TERMINATION.

         (a) TERMINATION BY THE COMPANY FOR DEATH, DISABILITY AND CAUSE. Executive's employment under this Agreement shall be terminated upon the death of Executive and also may be terminated by the Company giving appropriate written notice of termination and effective

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immediately upon receipt of such notice by Executive upon the occurrence of any of the following events:

                  (i) THE DISABILITY OF EXECUTIVE. For the purposes of this Agreement, the term "Disability" shall mean the inability of Executive, due to illness, accident or any other physical or mental impairment, to perform the essential functions of Executive's position under this Agreement with reasonable accommodation for a period of One Hundred Twenty (120) consecutive days, during any twelve (12) consecutive months during the Term. The determination of whether Executive is unable to perform the essential functions of Executive's position with reasonable accommodation shall be made by an independent physician mutually selected by the Company and Executive within five (5) days after the Company's written request that Executive undergo an examination for such purpose. If the Company and Executive are unable to agree within that time on the identity of the physician who shall perform such examination, then the Company and Executive each shall immediately appoint a physician experienced in evaluating the disability at issue, and the two (2) appointed physicians together shall within ten (10) days after such appointment mutually select and appoint a third physician, similarly qualified, to conduct such examination. If the physicians appointed by the Company and Executive are unable to agree upon such third physician within such ten (10) days, then the appointment of such third physician to examine Executive shall occur in accordance with the procedural rules of JAMS referred to in subsection 16(a) of this Agreement. The Company shall treat any and all medical information regarding Executive as confidential, in accordance with applicable law. The Company and Executive acknowledge and agree that, should Executive have a Disability as herein defined, continued employment of Executive would constitute an undue hardship for the Company.

                  (ii) THE DETERMINATION THAT CAUSE EXISTS FOR SUCH TERMINATION. For the purposes of this Agreement, the term "Cause" or "For Cause" shall mean any of the following:

                           (A) Executive's material breach of any provision or
                  covenant of this Agreement, provided that Executive first shall have received prior written notice from the Board of Directors expressly addressed to Executive stating with specificity the nature of such material breach and affording Executive a reasonable opportunity, as soon as practicable, but in no event more than thirty (30) days, to initiate appropriate action to cure the material breach complained of; or

                           (B) Executive's material failure or refusal to
                  perform Executive's duties as determined by the Board of Directors consistent with Section 4, provided that Executive first shall have received prior written notice from the Board of Directors expressly addressed to Executive stating with specificity the nature of such material failure or refusal and affording Executive a reasonable opportunity, as soon as practicable, but in no event more than thirty (30) days, to initiate appropriate action to correct the acts or omissions complained of; or

                           (C) Executive's material breach of any provision or
                  covenant of the Proprietary Information and Invention Assignment Agreement referred to in Section 14 of this Agreement and attached hereto as Exhibit C; or

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                           (D) Executive's conviction of, admission of guilt to,
                  or plea of NOLO CONTENDRE or similar plea (which, through lapse of time or otherwise, is not subject to appeal) with respect to any felony; or

                           (E) Executive's conviction of, admission of guilt to,
                  or plea of NOLO CONTENDRE or similar plea (which, through lapse of time or otherwise, is not subject to appeal) with respect to any crime or offense of theft, embezzlement, fraud, misappropriation of funds or other act of dishonesty by Executive involving money or other property of the Company or any Subsidiary or Affiliate committed after the date of this Agreement; or

                           (F) Executive's material violation of any Company
                  material policy, including, without limitation, any Company policy relating to discrimination or harassment; or

                           (G) Executive's willful engagement in any violation
                  of law in Executive's capacity as CEO of the Company or any breach by Executive of Executive's duty of loyalty to the Company.

         (b) TERMINATION BY THE COMPANY WITHOUT CAUSE. Subject to the obligations under Section 12(c) of this Agreement and notwithstanding anything herein to the contrary, the Company may terminate Executive's employment at any time by written notice to Executive. Termination of Executive's employment under this Section 11(b) shall be effective thirty (30) days after Executive's receipt of such termination notice.

         (c) VOLUNTARY TERMINATION BY EXECUTIVE. Executive may terminate Executive's employment under this Agreement, for Good Reason or without Good Reason, effective thirty (30) days after Executive's delivery to the Company of written notice of such termination. For the purposes of this Agreement, "Good Reason" means and shall exist if:

                  (i) The Company relocates its principal employee offices outside the area within a radius of fifty (50) miles from Newport Beach, California, without the express consent of Executive, and Executive gives the Company written notice of Executive's objection to such relocation within five
(5) days of being informed of such contemplated relocation; or

                  (ii) Without Executive's express consent, the Company substantially reduces Executive's duties and responsibilities such that it results in a material adverse reduction in Executive's position, authority or responsibilities, and the Company fails to cure such reduction in duties and responsibilities within twenty (20) days after Executive gives to the Company written notice specifying the particular acts objected to and the specific cure requested; or

                  (iii) The Company's material breach of any provision or covenant of this Agreement, provided that the Company first shall have received prior written notice from Executive stating with specificity the nature of such material breach and affording the Company a reasonable opportunity, as soon as practicable, but in no event more than thirty (30) days, to initiate appropriate action to cure the material breach complained of.

         (d) MERGER, CONSOLIDATION, REORGANIZATION OR SALE OF ASSETS. This Agreement shall not be terminated either (i) upon or by any merger, consolidation, reorganization or similar transaction in which the Company is not the surviving or resulting corporation or entity or (ii) upon or by any transfer of all or substantially all of the assets of the Company. Upon any such merger, consolidation, reorganization or similar transaction, or upon any such transfer of assets, the terms and provisions of this Agreement shall be binding on and shall inure to the benefit of the surviving or resulting corporation or other entity or the corporation or other entity to which such assets are so transferred.

         (e) RESIGNATION AS OFFICER AND DIRECTOR. In the event of any termination under this Section 11 of Executive's employment under this Agreement, Executive shall be deemed to have resigned voluntarily as an officer and director of the Company or any of its Subsidiaries or Affiliates if Executive was serving in such capacity at the time of termination.

         (f) TERMINATION CERTIFICATION. On the date of termination of Executive's employment with the Company under this Agreement, Executive shall sign and deliver to the Company the "Termination Certification" attached hereto as Exhibit A.

         (g) SURVIVAL. The termination of Executive's employment under this Agreement shall not affect the enforceability of Sections 12, 13 and 14 of this Agreement.

         12. COMPENSATION UPON TERMINATION.

         (a) UPON TERMINATION FOR CAUSE, DISABILITY OR DEATH. If the Company terminates Executive's employment for death, Disability or For Cause in accordance with subsections 11(a), 11(a)(i) and 11(a)(ii) of this Agreement, then Executive shall receive payment of Base Salary earned, payment of any unused accrued vacation through and including the date of termination, plus reimbursements, under Section 10 of this Agreement, for business expenses incurred by Executive up to the date of termination (the "Termination Payment").

         The Termination Payment shall constitute Executive's sole right and exclusive remedy in the event of such termination of Executive's employment, and upon payment by the Company of the Termination Payment, all other rights or remedies otherwise available shall cease immediately, and the Company shall have no further obligations to Executive under this Agreement, except that Executive shall have the right to exercise all benefits that have vested as of the date of termination to which Executive is entitled under any compensation or employee benefit plan of the Company in accordance with the terms and provisions of such compensation or employee benefit plan, all other documents and agreements that give rise to or otherwise govern such vested benefits and all applicable laws and regulations.

         Upon termination of Executive by the Company for death or Disability, all Stock Options, to the extent not theretofore exercised, shall terminate upon expiration of twelve (12) months from the date of termination. Upon termination of Executive by Company for For Cause, all Stock Options, to the extent no theretofore exercised, shall terminate upon expiration of three (3) months from the date of termination.

         (b) UPON VOLUNTARY TERMINATION BY EXECUTIVE. If Executive voluntarily terminates Executive's employment in accordance with subsection 11(c) of this Agreement for Good Reason, then, in exchange for execution of a general release and California Civil Code section 1542 waiver (a copy of which is attached hereto as Exhibit B), the Company shall pay Executive an amount (the "Severance Payment") equal to twelve (12) months' Base Salary in effect on the date of termination, payment of base salary earned and payment of any unused accrued vacation through and including the date of termination plus reimbursement, under
Section 10 of this Agreement, for business expenses incurred by Executive up to the date of termination. The Severance Payment shall be paid upon the Company's receipt of the executed general release and California Civil Code section 1542 waiver.

         If Executive voluntarily terminates Executive's employment in accordance with subsection 11(c) of this Agreement without Good Reason, then Executive shall receive the Termination Payment. Upon any termination by Executive, all Stock Options, to the extent not theretofore exercised, shall terminate upon expiration of three (3) months from the date of termination.

         In either event, the Severance Payment or the Termination Payment, as the case may be, shall constitute Executive's sole right and exclusive remedy in the event of such termination of Executive's employment, and upon payment by the Company of either the Severance Payment or the Termination Payment, as the case may be, all other rights or remedies otherwise available shall cease immediately, and the Company shall have no further obligations to Executive under this Agreement, except that Executive shall have the right to exercise all benefits that have vested as of the date of termination to which Executive is entitled under any compensation or employee benefit plan of the Company in accordance with the terms and provisions of such compensation or employee benefit plan, all other documents and agreements that give rise to or otherwise govern such vested benefits and all applicable laws and regulations.

         (c) UPON TERMINATION WITHOUT CAUSE BY THE COMPANY. If Executive's employment is terminated pursuant to subsection 11(b) of this Agreement, then, in exchange for execution of a general release and California Civil Code section 1542 waiver (a copy of which is attached hereto as Exhibit B), the Company shall pay Executive the Severance Payment. The Severance Payment shall be paid upon the Company's receipt of the executed general release and California Civil Code section 1542 waiver.

         The Severance Payment shall constitute Executive's sole right and exclusive remedy in the event of such termination of Executive's employment, and upon payment by the Company of the Severance Payment, all other rights or remedies otherwise available shall cease immediately, and the Company shall have no further obligations to Executive under this Agreement, except that Executive shall have the right to exercise all benefits that have vested as of the date of termination to which Executive is entitled under any compensation or employee benefit plan of the Company in accordance with the terms and provisions of such compensation or employee benefit plan, all other documents and agreements that give rise to or otherwise govern such vested benefits and all applicable laws and regulations.

         Upon termination of Executive by for any reason under this subsection, all Stock Options, to the extent no theretofore exercised, shall terminate upon expiration of three (3) months from the date of termination.

         (d) EXCLUSIVITY OF PAYMENTS. Upon termination of Executive's employment under this Agreement, Executive shall not be entitled to any severance payment or severance benefit from the Company other than the payments and benefits provided in this Section 12.

         (e) WITHHOLDING OF TAXES; TAX REPORTING. The Company may withhold from any amount payable under this Agreement all such federal, state, city and other taxes and may file with appropriate governmental authorities all such information, returns or other reports with respect to the tax consequences of any amount payable under this Agreement as may in the Company's reasonable judgment be required.

         (f) SECTION 280G. Anything in this Agreement to the contrary notwithstanding, Executive's payments and benefits under this Agreement and all other arrangements or programs shall not, in the aggregate, exceed the maximum amount that may be paid to Executive without triggering golden parachute penalties under Section 280G and related provisions of the Internal Revenue Code of 1986, as amended, as determined in good faith by the Company's independent auditors. If Executive's benefits must be cut back to avoid triggering such penalties, then Executive's benefits shall be cut back in the priority order that Executive designates or, if Executive fails to designate promptly such an order, in the priority order that the Company designates. Executive and the Company shall cooperate reasonably with each other in connection with any administrative or judicial proceeding about the existence or amount of golden parachute penalties on payments or benefits that Executive receives from the Company. This Section 12(h) shall not be applicable if the Executive's payments and benefits triggering the golden parachute penalties of Code Section 280G were approved by the shareholders of the Company as required by Code Section 280G(b)(5)(b), and the Company shall undertake its reasonable best efforts to obtain such shareholder approval.

         13. COVENANTS NOT TO COMPETE.

         (a) During the Term hereof Executive shall not, directly or indirectly, as an employee, agent, advisor, independent contractor, officer, director, manager, member, partner, owner, consultant or otherwise, (i) compete with the Company or with any of its Subsidiaries or Affiliates, (ii) solicit for employment or any other capacity any employee or executive of the Company or of any of its Subsidiaries or Affiliates, (iii) induce or attempt to induce any employee of the Company or of any of its Subsidiaries or Affiliates to leave the employ of the Company or of any of its Subsidiaries or Affiliates, (iv) solicit any actual or prospective customer of the Company or of any of its Subsidiaries or Affiliates for any business that competes directly or indirectly with the Company or any of its Subsidiaries or Affiliates, (v) divulge any of the Company's Proprietary Information (as that term is defined in the Proprietary Information and Invention Assignment Agreement) in an attempt to solicit any employees, contractors, licensees or customers of the Company or of any of its Subsidiaries or Affiliates or (vi) interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between any customer, client, licensor, licensee, supplier, consultant or employee of the Company or of any of its Subsidiaries or Affiliates. An activity competitive with an activity engaged in by the Company or by any of its Subsidiaries or Affiliates shall include, without limitation, becoming an employee, agent, advisor, independent contractor, officer, director, manager, member, partner, owner, consultant or other assistant or representative of, or being an investor to any extent or in any manner in, any entity or person engaged in any business that is competitive with the business of the Company or the business of any of its Subsidiaries or Affiliates, or is the same as or similar to the business of the Company or that of its Subsidiaries or Affiliates, (in each case) as conducted or proposed to be conducted. Notwithstanding any of the foregoing, for the purposes of this Agreement, the following activities shall not be deemed to be competition with the Company or with any of its Subsidiaries or Affiliates: (a) the beneficial ownership by Executive of less than a one percent (1.0%) interest in any publicly-traded; and
(b) engaging in business related activity of a personal nature in managing the tangible and financial assets of the Executive, including the buying and selling of such assets, it being understood that any activity wholesale in nature or the buying and selling of such assets through dealers or brokers or auctioneers is deemed not to be competitive with the activities of the Company or with any of its Subsidiaries or Affiliates.

         (b) ENFORCEABILITY. The covenants set forth in subsections 13(a) and
(b) of this Agreement shall be construed as an agreement independent of any other provision of this Agreement, and the existence of any claim or cause of action of Executive against the Company or against any of its Subsidiaries or Affiliates, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of such covenants. Executive expressly waives any right to assert inadequacy of consideration as a defense to enforcement of any of the provisions of this Section 13. Executive and the Company hereby acknowledge that it is the desire and intent of Executive and the Company, and Executive and the Company hereby agree, that the terms and provisions of this Section 13 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.

         14. PROPRIETARY INFORMATION AND INVENTION ASSIGNMENT AGREEMENT. As a material inducement to the Company to execute and deliver to Executive this Agreement, and as a condition to the enforceability of this Agreement against the Company, concurrently with Executive's execution and delivery to the Company of this Agreement, Executive shall execute and deliver to the Company a Proprietary Information and Invention Assignment Agreement substantially in the form attached hereto as Exhibit C (the "Proprietary Information and Invention Assignment Agreement").

         15. UNIQUE NATURE OF SERVICES; RIGHT TO INJUNCTION. Executive acknowledges and agrees that Executive's services under this Agreement are unique and of extraordinary character and that it would be extremely difficult or impossible for the Company to replace such services or determine the damages that would result from the loss of such services. Executive therefore agrees that the Company's remedies at law are inadequate in the event of any breach of this Agreement by Executive, and Executive consents to the issuance of a temporary restraining order, preliminary and permanent injunction and other appropriate relief to restrain any actual or threatened violation of this Agreement, without limiting any of the other remedies that the Company may have at law or in equity. If Executive violates or threatens to violate any of the provisions of this Agreement, then, in addition to all other rights and remedies that the Company may have under the terms of this Agreement and all applicable law, the Company shall have the right to seek and obtain equitable relief in the form of a temporary restraining order and permanent injunction against Executive and any corporation, business, firm, partnership, limited-liability company, association, consortium, group, other form of entity or individual participating in such violation or threatened violation, without the proof of actual damages.

         16. MEDIATION, ARBITRATION AND CONSENT TO JURISDICTION.

         (a) MEDIATION AND ARBITRATION.

                  (i) If a dispute, claim or controversy arises between the Company and Executive with respect to any provision of this Agreement, or the interpretation or performance of this Agreement, and such dispute, claim or controversy is declared by written notice from one party hereto to the other, then the Company and Executive shall negotiate in good faith toward resolution of such dispute, claim or controversy. If such dispute, claim or controversy cannot be resolved within a period of sixty (60) days (or such shorter period as may be specified herein) after such notice is given, then the Company and Executive first shall endeavor to settle such dispute, claim or controversy in an amicable manner by mediation administered by JAMS under JAMS' employment dispute resolution mediation rules, before resorting to arbitration. Thereafter, any remaining unresolved dispute, claim or controversy arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding arbitration in Orange County, California, under the laws of the State of California, in accordance with the binding arbitration rules of JAMS unless and except if in conflict with this Agreement. The arbitration tribunal shall consist of one (1) arbitrator. The determination of the arbitrator shall be conclusive and binding on the Company and Executive. The identity of the arbitrator shall be mutually acceptable to both the Company and Executive, and he or she shall preside and decide the dispute, claim or controversy unless the Company and Executive agree in writing to the contrary. If the Company and Executive fail to agree on the identity of the arbitrator, then the Company and Executive shall accept an arbitrator appointed by JAMS.

                  (ii) The award of the arbitrator may be, alternatively or cumulatively, for monetary damages, an order requiring the performance of non-monetary obligations (including specific performance) or any other appropriate order or remedy. The arbitrator may issue interim awards and order provisions or measures that should be taken in order to preserve the respective rights of the Company and Executive.

                  (iii) Any award rendered by the arbitrator shall be in writing, setting forth the reasons for the award, and shall be the final disposition on the merits. Judgment upon the award may be rendered in any court having jurisdiction, or application may be made to any such court having jurisdiction, or application may be made to any such court for a judicial acceptance of the award and an order of enforcement, as the case may be. The Company and Executive waive any right that they may enjoy under any federal or state law to apply to any federal or state court for relief from the provisions of this paragraph or from any decision of the arbitrator made before the award. THE COMPANY AND EXECUTIVE ACKNOWLEDGE AND AGREE THAT EACH OF THEM IS WAIVING THE RIGHT TO A JURY TRIAL.

                  (iv) The party that prevails in the arbitration shall be entitled to recover from the party that loses in the arbitration all expenses, including, without limitation, reasonable attorneys' fees and expenses, incurred in ascertaining such party's rights and in preparing to enforce and/or defend and in enforcing and/or defending such party's rights under this Agreement.

                  (v) The procedure set forth in this subsection 16(a) shall be the exclusive remedy available to the Company and Executive to resolve any dispute, claim or controversy arising under this Agreement or out of Executive's employment with the Company.

         (b) CONSENT TO JURISDICTION. Notwithstanding anything to the contrary contained in subsection 16(a) of this Agreement, each of the Company and Executive hereby irrevocably submits to the exclusive jurisdiction of the Superior Court of the State of California, Orange County, or to the exclusive jurisdiction of the United States District Court, Central District of California (Southern Division), only for the purposes of either (i) obtaining relief not within the jurisdiction or powers of the arbitrator, in connection with any suit, action or other proceeding brought by any party hereto or any of its respective heirs, successors or assigns, as applicable, arising out of or related to Sections 13, 14 and 15 of this Agreement or (ii) the enforcement of the arbitrator's determination as provided in subsection 16(a) of this Agreement; and each of the Company and Executive agrees not to assert by way of motion, as a defense or otherwise, in any such suit, action or proceeding, any claim that such party hereto is not subject to the jurisdiction of the above-named courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement may not be enforced in or by such courts. Executive agrees that all actions and proceedings permitted to be instituted under this Agreement by Executive or Executive's successors or assigns in a forum other than arbitration arising out of or related to this Agreement or the transactions contemplated by this Agreement shall be commenced only in the courts having a situs in Orange County, California.

         17. REPRESENTATIONS, WARRANTIES AND COVENANTS OF EXECUTIVE. In order to induce the Company to enter into and perform this Agreement, Executive represents and warrants that Executive is not a party to any contract, agreement or understanding that prevents or prohibits Executive from entering into this Agreement or fully performing all of Executive's obligations under this Agreement and that Executive's performance of all of the terms of this Agreement and Executive's employment by the Company does not and shall not breach any agreement to keep in confidence proprietary information acquired by Executive in confidence or in trust before Executive's employment by the Company.

         18. VOLUNTARY EXECUTION AND DELIVERY; LEGAL COUNSEL. Executive acknowledges that Executive has read carefully this Agreement and understands its terms and that Executive voluntarily is executing and delivering this Agreement. Executive acknowledges that the Company's legal counsel is not legal counsel to Executive and has not advised Executive in any way in connection with or regarding this Agreement. Executive represents, warrants and acknowledges to the Company that Executive has been given and had the opportunity to be represented by independent legal counsel in connection with this Agreement and has consulted with such legal counsel or has waived Executive's right to do so.

         19. MISCELLANEOUS.

         (a) GOVERNING LAW. The validity, construction, interpretation and enforceability of this Agreement shall be determined and governed by the laws of the State of California.

Notwithstanding the foregoing, if any law or set of laws of the State of California requires or otherwise dictates that the laws of another state or jurisdiction be applied in any proceeding involving this Agreement, then such law or laws of the State of California shall be superseded by this subsection, and the remaining laws of the State of California nonetheless shall be applied in such proceeding.

         (b) SEVERABILITY. If any court of competent jurisdiction determines that any provision of this Agreement is, but for the provisions of this subsection, illegal or void as against public policy, for any reason, then such provision shall automatically be amended or modified to the extent (but only to the extent) necessary to make it sufficiently narrow in scope, time and geographic area that such court shall determine it not to be illegal or void as against public policy. If any such provision cannot be amended or modified to the extent provided in the immediately-preceding sentence hereof, then such provision shall be severed from this Agreement. In either event, all other remaining terms and provisions of this Agreement and of each other agreement entered into pursuant to this Agreement shall remain in full force and effect and shall remain binding on the Company and Executive as if such severed provision had not been contained herein. Any such amendment, modification or severance shall apply only with respect to the operation of this Agreement in the particular jurisdiction in which such determination of illegality or unenforceability is made.

         (c) NOTICES. Any notice or communication required or permitted under this Agreement shall be in writing and shall be deemed to have been received by the party to whom such notice or communication is addressed (i) upon delivery, if delivered personally, or (ii) upon receipt by the TRANSMITTING party, if transmitting such notice or communication via telex or facsimile machine, of an acknowledgment of receipt of such notice or communication transmitted by the receiving party to the transmitting party via telex or facsimile machine, or
(iii) twenty four (24) hours after deposited, prepaid, in a Federal Express or similar depository for expedited overnight delivery or (iv) ten (10) business days after deposited in the United States mail, registered or certified, postage prepaid, return receipt requested, addressed as follows:

          If to the Company:         Tangible Asset Galleries, Inc.
                                     Attn: Secretary
                                     3444 Via Lido
                                     Newport Beach, CA 92663
                                     FAX: 949/566-9143

          If to Executive:           Silvano DiGenova
                                     32001 South Coast Highway
                                     Laguna Beach, CA 92651

or to such other persons or addresses as either of the Company or Executive from time to time may provide in writing to each other.

         (d) WAIVER. No failure on the part of either party hereto to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver thereof or as a waiver of any other right, power or remedy under this Agreement or the performance of any obligation under this Agreement of either party hereto; and no single or partial exercise by either party hereto of any right, power or remedy under this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

         (e) AMENDMENT AND MODIFICATION. Subject to applicable law and upon the approval of the Board of Directors, this Agreement may be amended, modified and supplemented with respect to any of the terms of this Agreement by written agreement by and between the Company and Executive. The provisions of this Agreement shall not be extended, varied, changed, modified, amended or supplemented other than by an agreement in writing approved by the Board of Directors and executed by both a duly authorized officer of the Company and Executive.

         (f) ASSIGNABILITY AND BINDING EFFECT. This Agreement shall inure to the benefit of and be binding on the heirs, executors, administrators, successors and legal representatives of Executive and shall inure to the benefit of and be binding on the Company and its successors and assigns, but the obligations of Executive under this Agreement may not be delegated by any purported assignment of this Agreement by Executive.

         (g) CAPTIONS AND HEADINGS. The captions and headings used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any term or provision of this Agreement, and all terms and provisions of this Agreement shall be enforced and construed as if no captions or headings appeared in this Agreement.

         (h) INTERPRETATION AND CONSTRUCTION. If any provision of this Agreement requires interpretation by an arbitrator or court, then such interpretation or construction shall not apply a presumption that the terms hereof shall be more strictly construed against the Company by reason of the rule of construction that a document is to be construed more strictly against the person or agent of such person who prepared the same, it being hereby acknowledged and agreed by both the Company and Executive that both of them participated in the negotiation and preparation of this Agreement.

         (i) FURTHER ASSURANCES. Each of the Company and Executive shall execute and deliver all such further instruments and take such other and further actions as reasonably may be necessary or appropriate to carry out the provisions of this Agreement.

         (j) LIMITATIONS ON ACTIONS. Executive agrees not to commence any action arising out of or in any way related to this Agreement or to Executive's employment with the Company more than six (6) months after the termination of Executive's employment. Executive agrees that six (6) months is a reasonable amount of time in which to commence any such action and expressly waives any statute of limitations to the contrary.

         (k) ENTIRE AGREEMENT AND BINDING EFFECT. This Agreement and the Proprietary Information and Invention Assignment Agreement (collectively, the "Agreements") constitute the entire agreement of the parties hereto and supersede all prior understandings, agreements or representations by or between the parties hereto, whether oral or in writing, that may have been related to the subject matter of the Agreements in any manner. No restrictions, promises, warranties, covenants or undertakings exist relating to the subject matter of the Agreements other than those expressly provided for in the Agreements.

         (1) COUNTERPART EXECUTION. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement, but all of which together shall constitute one instrument.

         IN WITNESS WHEREOF, the Company and Executive have executed this Agreement to be effective as of June 1, 2001.

The "Company":                               "Executive":

TANGIBLE ASSET GALLERIES, INC.
a Nevada corporation                         /s/ Silvano DiGenova
                                             -----------------------------
                                             Silvano DiGenova, an individual

By /s/ signature
   ----------------------
Name: President
Title: illegible

                                             DiGenova Employment
                                             Agreement

                                   EXHIBIT A

                           TERMINATION CERTIFICATION

         I hereby certify that I do not have in my possession, and I have not failed to return to the Company (as defined below), devices, records, data, notes, reports, proposals, lists, customer lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property or reproductions of any of the aforementioned items belonging to TANGIBLE ASSET GALLERIES, INC., a Nevada corporation ("Tangible"), its Subsidiaries, its Affiliates, its successors or its assigns (together, collectively, the "Company").

         I hereby further certify that I have complied in all material respects with all of the terms of that certain Employment Agreement, effective as of April 30, 2001, by and between Tangible and me (the "Employment Agreement").

         I further certify that I have complied in all material respects with all of the terms of that certain Proprietary Information and Invention Assignment Agreement, effective as of April 30, 2001, by and between Tangible and me, including the reporting of inventions and original works of authorship conceived or made by me (solely or jointly with others).

         I further certify that I shall comply in all material respects with all provisions of the Employment Agreement and the Proprietary Information and Invention Assignment Agreement that survive the termination of my employment with the Company, including, without limitation, Sections 12, 13 and 14 of the Employment Agreement.

Dated:___________________                    ___________________________________
                                             Name

                                   EXHIBIT B

                               WAIVER AND RELEASE

         For full and valuable consideration, I, Silvano DiGenova, hereby agree to the following Waiver and Release provision relating to my employment and its termination with TANGIBLE ASSET GALLERIES, INC. (the "Company"):

         I hereby release and discharge the Company and its divisions, affiliates, parents, subsidiaries, predecessor and successor corporations, and the past and present directors, officers, management committees, shareholders, agents, servants, employees, representatives, administrators, partners, general partners, managing partners, limited partners, benefit plan fiduciaries and administrators, assigns, heirs, successors or predecessors in interest, adjusters and attorneys, from all rights, claims, causes of action and damages, both known and unknown, in law or in equity, concerning and/or arising out of my employment with the Company before the date of this Waiver and Release that I now have, or ever had, including, without limitation, all rights, claims, causes of action or damages arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Older Workers' Benefit Protection Act, Employee Retirement Income Security Act, the Americans with Disabilities Act, the California Fair Employment and Housing Act and the California Labor Code.

         I specifically waive and relinquish all rights and benefits afforded by California Civil Code section 1542. I understand and acknowledge the significance and consequences of this specific waiver of section 1542. California Civil Code section 1542 states as follows:

         A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

         Dated: ____________________        ________________________________
                                            Name

                                   EXHIBIT C

                 FORM OF PROPRIETARY INFORMATION AND INVENTION
                              ASSIGNMENT AGREEMENT